CONSULTING AGREEMENT

         This Consulting Agreement (the “Agreement”) is entered into as of July 1, 2002, by and between Stealth MediaLabs, Inc., a Nevada corporation and its subsidiaries or affiliates (the “Company” or “Stealth”), and GCH Capital, Ltd., a California corporation, or its designees (“Consultant”).

         WHEREAS, the Company desires to acquire or merge with other businesses, dispose of businesses or assets, enter into strategic relationships, and/or enter into investment banking relationships, and to secure valuable management consulting to assist the Company in its operations, strategy and in its negotiations with vendors, customers and strategic partners (the “Company Objectives”);

         WHEREAS, the Company recognizes that the Consultant can contribute to finding, analyzing, structuring and negotiating business sales and/or acquisitions, joint ventures, alliances and other desirable projects, including the Company Objectives, which contribution is of great value to the Company and its shareholders;

         WHEREAS, the Company believes it to be important both to the future prosperity of the Company Objectives and to the Company’s general interest to retain Consultant, on a non-exclusive basis, and have Consultant available to the Company for consulting services in the manner and subject to the terms, covenants, and conditions set forth herein;

         WHEREAS, in order to accomplish the foregoing, the Company and Consultant desire to enter into this Agreement, effective as of July 1, 2002, to provide certain assurances as set forth herein.

         NOW THEREFORE, in view of the foregoing and in consideration of the premises and mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Retention. The Company hereby retains the Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the Company, all subject to the terms and provisions of this Agreement.

2.

Consulting Period. The Consulting Period shall commence on July 1, 2002 and terminate no earlier than July 1, 2004. After July 1, 2004, either party may terminate this agreement upon at least 90 days prior written notice.

3.

Duties of Consultant. During the Consulting Period, the Consultant shall use its reasonable and best efforts to perform those actions and responsibilities necessary to assist the Company with achieving the Company Objectives, as instructed by the Company from time to time, including (i) identifying, analyzing, structuring and/or negotiating business sales and/or acquisitions, including without limitation, merger agreements, stock purchase agreements, and any other agreements relating to such sales or acquisitions (provided that Consultant shall not engage in any capital raising activities), (ii) assist the Company in its corporate strategies, (iii) assist the Company in the implementation of its business plan, (iv) assist the Company in the negotiation, documentation and closing of strategic alliances, partnerships, joint ventures, consulting agreements and agreements for the sale of the Company’s products, in each case as requested by the Company (the “Services”). If the Company, in its sole and absolute discretion, determines to undertake one or more transactions described above, the Company shall use its best efforts to provide all necessary financing required in order to purchase businesses approved by the Company, including cash or securities. Consultant shall render such Services diligently and to the best of its ability. Notwithstanding anything herein to the contrary, Consultant shall not engage in any capital raising activity, and shall not be responsible for selling, or soliciting the sale of, any securities, or maintaining a market for the Company’s securities. The Company may engage such other consultants, investment bankers or other advisers with respect to the activities set forth in the immediately preceding sentence as the Company shall deem appropriate in its sole and absolute discretion, and Consultant shall not be entitled to any fees or commissions arising out of the activities of such other consultants, investment bankers or other advisors, unless Consultant provides Services with respect to such activities, subject to the limitations set forth in the second sentence of Section 5(c) hereof.

4.

Other Activities of Consultant. The Company recognizes that Consultant shall perform and be compensated for only those services that are reasonably required to accomplish the goals and objectives set forth herein, and that Consultant shall provide services to other businesses and entities other than the Company. Consultant shall be free to directly or indirectly own, manage, operate, join, purchase, organize or take preparatory steps for the organization of, build, control, finance, acquire, lease or invest or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, manager, agent, representative, associate, consultant, investor, advisor or otherwise with (collectively, be “Affiliated” with), any business or enterprise, or permit its name or any part thereof to be used in connection with any business or enterprise, engaged in any business. Consultant may be Affiliated with any entity or entities which may provide services to the Company; provided, however, that the Company shall not be required to engage any such entity Affiliated with Consultant for any purpose whatsoever. In addition, the Company acknowledges that Consultant has a prior relationship with, and currently has substantial business dealings with, Andreea Porcelli and entities affiliated with her, and that Consultant will continue to work with Ms. Porcelli on this and any other transaction that Consultant deems desirable. The Company hereby waives any conflict of interest that may arise from a relationship between Consultant and any entity with which Consultant is Affiliated, or with Andreea Porcelli and any entity with which she is Affiliated.

5.	Compensation. In consideration for Consultant entering into this Agreement and the Services provided hereunder, the Company shall compensate Consultant as follows:

a.	Monthly Fees and Benefits:

i.

Retainer. The Company shall pay to Consultant a retainer in the amount of $240,000, which represents $10,000 per month for the minimum term of this Agreement. The Company shall have the right to pay this amount in cash upon execution of this Agreement, or, at the Company’s sole option and discretion, in lieu of cash, the Company shall pay this amount in the form of 684,000 shares of the Company’s common stock, which shall be issued to the Consultant or its designees. In the event the Company elects to pay the retainer in the form of common stock, then, at the Company’s sole and absolute discretion, the Company shall have the right to purchase 28,500 shares of common stock of the Company from Consultant or its designees, at a purchase price of $10,000 ($0.35 per share), for any or all full months remaining at the date of such purchase in the minimum term expiring July 1, 2004. Accordingly such purchase right in favor of the Company shall expire as to 28,500 shares on July 1, 2002, and as to an additional 28,500 shares on the 1st day of each month commencing on August 1, 2002. The common stock issuable hereunder shall be registered on Form S-8, if available, or on any other form of registration statement if Form S-8 is not available, as soon as practicable after the date hereof.

ii.

Expenses. The Company shall pay all reasonable expenses incurred during the Consulting Period by the Consultant for business purposes related to or in furtherance of the goals and objectives of the Company and/or the provision of the Services (collectively, “Company Purposes”), including, without limitation, expenses incurred with respect to the Consultant’s travel (including first class travel), meals, entertainment, lodging and other customary and reasonable expenses for Company Purposes. The Company shall pay such expenses directly, or, upon submission of bills, receipts and/or vouchers by the Consultant, by direct reimbursement to the Consultant. Notwithstanding the foregoing, the Company shall not be required to reimburse any single expense in excess of $1,000.00 that is not approved in writing (including by e-mail) in advance by the Company.

iii.

Anticipated Acquisition. The parties acknowledge that this Agreement replaces and supersedes that certain Consulting Agreement, by and between BitzMart, Inc., a Colorado corporation and Consultant, dated as of the same date hereof.

b.

Warrants. The Company shall issue to Consultant or its designees a warrant to purchase up to an aggregate of 500,000 shares of Common Stock at an exercise price of $0.35 per share, which shall vest immediately, and which may be exercised at any time after the date hereof, substantially in the form attached hereto (the “Warrants”). The common stock issuable upon exercise of the Warrants shall be registered by the Company at its expense as soon as practicable, as reasonably determined in good faith by the Board of Directors of the Company, after the date hereof on Form S-8, if available, or on any other form of registration statement if Form S-8 is not available.

c.

Fees for Acquisition Transactions. The Company shall pay to the Consultant a fee equal to ten percent (10%) of the aggregate consideration paid for any acquisition or sale by the Company of any business, corporation or division (a “Target”), and with respect to which acquisition either (i) Consultant introduces the parties to the transaction to each other (which shall be confirmed in a written document or email between the Company and Consultant), or (ii) Consultant provides any Services, including, but not limited to, acquisitions by stock purchase agreement, merger agreement, plan of reorganization, asset purchase agreement or license agreement, which fee shall be paid to Consultant when the consideration paid or received by the Company is actually paid or received by the Company. Notwithstanding the foregoing, Consultant shall not be entitled to a fee under this Section 5(c) for any transaction with respect to which (i) the Company provides written notice to Consultant, prior to Consultant providing Services with respect to such transaction, instructing Consultant not to provide Services, and (ii) either (a) Consultant signs such notice acknowledging receipt thereof, or (b) if Consultant shall refuse to sign such notice, such notice is sent by Federal Express, with signature acknowledging receipt required, to Brian Corrigan, Esq., Corrigan & Morris, 201 N. Figueroa Street, Suite 690, Los Angeles, California 90012. For purposes hereof, the aggregate consideration paid shall include all cash and stock paid to the seller or sellers of a Target upon closing of the transaction in addition to any contingent payments to the seller or sellers, including without limitation, earn-outs, as if all performance targets are met, as well as any debts or liabilities assumed by the Company, including without limitation any debts for which the Company issues a guarantee. For purposes of clarity, notwithstanding anything herein to the contrary, Consultant shall not be entitled to any fee hereunder for services performed in connection with or related to the acquisition of BitzMart, Inc., a Colorado corporation, by the Company, or any financing initiated by Andreea Porcelli or her Affiliates.

d.

Third Party Commissions. Consultant and/or its Affiliates shall be entitled to share in any fees or commissions payable by third parties on any transaction described in Section 5(c), including, but not limited to, any fees payable to Consultant by a third party lender, financing partner, or other party, or a seller of a corporation or business, including, without limitation, investment banking fees or commissions, business brokerage fees or commissions, finders fees, or any other fee payable by a third party to Consultant for any reason including the identification of the Company as a potential purchaser or seller of such corporation or business (a “Transaction Commission”). The Company hereby waives any conflict of interest that may arise due to any transaction wherein Consultant receives such a Transaction Commission, including, but not limited to, any conflict of interest which may arise as a result of the dual representation by Consultant of the seller or purchaser of a corporation or business on the one hand, and the Company on the other.

e.

Fees Paid in Common Stock. The Company, at its option, may pay fees due under paragraph (c) of this Section 5 by issuance of Restricted Common Stock or freely tradeable, registered Common Stock. Restricted Common Stock shall be issued at a rate equal to the lesser of (i) fifty percent (50%) of the Market Price of the Company’s common stock on the day prior to the closing date of a transaction which entitles the Consultant to receive such fees, or (ii) $0.35 per share. Registered Common Stock, without restrictive legend, issued pursuant to an effective and current registration statement, shall be issued at the rate equal to seventy percent (70%) of the Market Price of the Company’s common stock on the day prior to the closing date of a transaction which entitles the Consultant to receive such fees. For purposes of this Section 5(e), the term “Market Price” as of a particular date shall mean the average of the three lowest closing prices of the common stock of the Company reported for the twenty trading days ending on the date in question. All fees payable hereunder shall be paid within seven business days following the closing date of a transaction which entitles the Consultant to receive such fees. In the event the Common Stock of the Company is not then listed on a national securities exchange or market, then, at the Consultant’s option, the Company shall pay all fees due under paragraph (c) of this Section 5 either (i) in the form of, and based on the same value established by, the consideration paid or received in the transaction triggering such fees, or (ii) in cash.

f.

Common Stock Issuance. All references to numbers of shares of common stock herein shall refer to shares of common stock the Company, after giving effect to all stock splits effective on or prior to September 30, 2002.

6.

Registration Rights. In the event the Company shall at any time and from time to time file a registration statement with the Securities and Exchange Commission, if permitted by applicable securities laws, rules and regulations applicable to the type of registration statement the Company is filing, the Company shall register any shares of common stock of the Company then beneficially owned by Consultant or its Affiliates, or any Affiliates of the principals of Consultant, to the extent not otherwise restricted by applicable law. The Company shall provide to Consultant not less than ten business day’s notice prior to any filing of any such registration statement, and shall include on such registration statement such shares as may be reasonably requested by Consultant, subject to any cutbacks reasonably required by the managing underwriter of any fully underwritten offering where the Company is not acting as the underwriter.

7.

Termination. Subject to the cure provisions contained herein, the Company may terminate the Consulting Period upon written notice for Cause at any time. Cause shall mean that during the Consulting Period, the Consultant engaged in gross and willful misconduct that is materially and significantly injurious to the Company, and, after written notice of such conduct, Consultant has failed to cure such gross and willful misconduct within 30 days. Any termination pursuant to this section shall be communicated by written Notice of Intended Termination. For purposes of this Agreement, a “Notice of Intended Termination” shall mean a notice which shall clearly state the specific termination provision in this Agreement relied upon and shall set forth in reasonable and specific detail the facts and circumstances claimed to provide a basis for termination of the Consulting Period. No Notice of Intended Termination shall be valid unless it is signed by at least a majority of the board of directors of the Company (the “Board”).

a.

Not less than 15 days after receipt of the Notice of Intended Termination, Consultant shall have the opportunity to a full, complete and fair hearing in the presence of the entire Board. Not less than 10 days prior to the hearing, the Board shall present to Consultant its reasons for the termination, including the specific actions, inactions, omissions or other facts relied upon by the Board in making its determination that Consultant has engaged in gross and willful misconduct and that the Company has the right to terminate this Agreement for Cause. Consultant shall have the right to attempt to rebut any evidence or allegations of wrongdoing at the hearing and shall have the right to be represented, at Consultant’s expense, by counsel of Consultant’s choice at such hearing. After such hearing, should the Board determine that this Agreement may properly be terminated for Cause, it shall issue a written Final Notice of Termination to Consultant, signed by at least a majority of the Board, setting forth in detail the specific facts, conclusions and findings of the Board in determining that Cause exists for the termination of this Agreement. The Final Notice of Termination shall contain an effective termination date, which effective termination date shall be no less than thirty (30) days from the date of the Final Notice of Termination. In the event of any termination of this Agreement for any reason, including for Cause, any and all fees paid, or required to be paid, to the Consultant prior to the effective date of such Termination, including, without limitation, the vested portion of any warrants issued hereunder, shall be deemed fully earned and shall not be refundable to the Company.

b.

In the event the Company terminates this Agreement without Cause as defined herein, and/or does not fully comply with the termination and hearing procedures specified in paragraph 7(a) herein, then the Company shall pay to Consultant, as liquidated damages, at the Consultant’s option, either (a) $50,000, or (b) the greater of (i) 500,000 shares of Common Stock (subject to adjustment for any stock splits or combinations) which shall be registered with the Securities and Exchange Commission or (ii) the total value of all fees and other compensation paid or payable to Consultant over the twelve months prior to the date of the Notice of Intended Termination.

8.

Notice. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth below. Any party hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph. The addresses of the parties are as follows:

TO CONSULTANT:

GCH Capital, Ltd.
269 S. Beverly Drive, #185
Beverly Hills, California 90212
Attention: General Counsel
Tel: (310) 785-0330
Fax: (310) 785-0040

TO THE COMPANY:

STEALTH MEDIALABS, INC.
203 N. Wabash, Suite 1805
Chicago, Illinois, 60601
Attention: President
Tel: (847) 356-0799
Fax: (312) 896-9235

9.

Waiver. No course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party. No waiver of any default or breach of this Agreement or application of any term, covenant or provision hereof shall be deemed a continuing waiver or a waiver of any other breach or default or the waiver of any other application of any term, covenant or provision.

10.

Definition of “Reasonable and Best Efforts.” Reasonable and best efforts shall not include the payment of any non-reimbursable out-of-pocket costs or other payments by Consultant. Consultant shall not guarantee, make any representation concerning (which representation would survive the closing of any escrow or other transaction) or warrant (i) the condition, performance, value, or profitability of any business purchased, sold by, or otherwise considered for purchase or sale by the Company; (ii) the validity or authorization of any capital stock purchased, sold by, or otherwise considered for purchase or sale by the Company; (iii) the market value of any capital stock, business or assets purchased or sold by, or otherwise considered for purchase or sale by the Company; (iv) the ability to finance, refinance or otherwise mortgage or encumber any business or corporation purchased, sold by, or otherwise considered for purchase or sale by the Company; (vi) that Consultant will find or present any business or corporation which the Company will consider, approve or ultimately purchase or be able to purchase; or (vii) the covenants, representations or warranties of any party to any stock purchase, asset purchase, merger or other agreement entered into by the Company with any third party.

11.

Successors; Binding Agreements. Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or the sale of all or a controlling interest in the capital stock of the Company, the Company will require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets which executes and delivers the Agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

12.	Survival of Terms. Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination, unless the context requires otherwise.

13.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any signature by facsimile shall be valid and binding as if an original signature were delivered.

14.	Captions. The caption headings in this Agreement are for convenience of reference only and are not intended and shall not be construed as having any substantive effect.

15.

Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the state of California applicable to agreements entered into and to be performed entirely therein. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the state courts of the state of California or in the federal courts of the United States which are located in Los Angeles, California; provided, however, that prior to filing any court action, the parties agree to mediate any dispute in good faith. The parties hereto hereby agree to submit to the jurisdiction and venue of such courts for the purposes hereof. Each party agrees that, to the extent permitted by law, the losing party in a suit, action or proceeding in connection herewith shall pay the prevailing party its reasonable attorneys’ fees incurred in connection therewith. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

16.

Entire Agreement/Modifications. This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Consultant’s retention by the Company; provided, however, that all fees previously earned and/or paid to Consultant under prior agreements shall be deemed earned, and shall be in addition to any fees payable hereunder. This Agreement shall not be altered or modified except in writing, duly executed by the parties hereto.

17.

Warranty. The Company and Consultant each hereby warrant and agree that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is a valid, binding and enforceable against the parties hereto.

18.

Severability. If any term, covenant or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the same shall not affect the remainder of such term, covenant or provision, any other terms, covenants or provisions or any subsequent application of such term, covenant or provision which shall be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

         IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

STEALTH MEDIALABS, INC., a Nevada corporation By: /s/ Howard Leventhal Howard Leventhal Chief Executive officer	GCH CAPITAL, LTD., a California corporation By: /s/ Jean Turner Name: Jean Turner Title: Corp. Secretary

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